Exhibit 5.1

August 26, 2022

Astra Space, Inc.

1900 Skyhawk Street

Alameda, CA 94501

Re:	Astra Space, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Astra Space, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the offer and sale from time to time of up to 34,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), consisting of (i) 359,098 shares of Common Stock (the “Commitment Shares”) issued by the Company on August 2, 2022 to the Selling Stockholder pursuant to the Common Stock Purchase Agreement, dated as of August 2, 2022, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), (ii) up to 359,097 shares of Common Stock that may be issued to the Selling Stockholder upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement (the “Additional Commitment Shares”) and (iii) up to 33,281,805 shares of Common Stock (the “Purchase Shares”) to be issued and sold by the Company to the Selling Stockholder from time to time, upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement. The Commitment Shares, the Additional Commitment Shares and the Purchase Shares are collectively referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon the Purchase Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Registration Statement, the Prospectus and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Commitment Shares have been validly issued and are fully paid and nonassessable, (ii) the Additional Commitment Shares, when issued in accordance with the Purchase Agreement will be validly issued, fully paid and nonassessable and (iii) the Purchase Shares, when sold and issued against payment therefor in accordance with the Purchase Agreement will be validly issued, fully paid and nonassessable.

Our opinions herein are limited to the General Corporation Law of the State of Delaware, and the federal laws of the United States of Americas. This opinion is limited to such laws as are in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Cozen O’Connor P.C.
Cozen O’Connor P.C.

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